08-03-2007

Dear Fred –

As we have discussed, when I prepared our Agreement regarding the RRE debt that has been piling up as I continue to keep RRE from bankruptcy and to, more importantly supply working capital which will help it to become profitable, I overlooked the fact that you requested that I pay two months of rent for the Fridley property owned by ADVAC Elastomers. They have pretty much defaulted on their responsibility to pay those amounts so that I have had to advance the money so that RRE can pay the money nominally to ADVAC, which is construed as RRE paying rent to ADVAC Elastomers which they pay to the Fridley LLC account. So, we could do it by me transferring the money to RRE, then RRE paying ADVAC Elastomers, and then ADVAC Elastomers paying the Fridley LLC account. In fact, due to the urgency of the situation, I am making the payment directly into the Fridley LLC account because of the dire consequences which would result if the money had to take that longer path (such as Mr. Jawiorski's threat to actually padlock the RRE plant building).

I have attached the amended Agreement that we signed in its original form some days ago, including that two-month payment to Fridley LLC account, which I had overlooked. In addition, and as we have discussed, I have made several changes in wording to clarify portions of the text where we have both agreed might be difficult for others to understand.

Please sign the attached agreement and return it to me by FAX. Because we have agreed that FAXed signatures are legally binding, it will not be essential that you also mail a copy to me with your "wet ink" signature, however I would appreciate your doing that if you have the time.

In addition to the matters above, there is now another emergency in that you apparently, judging from the way I have added up the figures you sent to me, need an additional $30,829.00. I do not have any more money that I can give to you under the terms of the attached agreement. My own fiscal status has been rendered very precarious by the need to make the previous payments. However, it is my understanding that LAEL will be paying you this amount of money, actually mailing the check to you on Monday, according to Mike Wells, the President and CEO of LAEL.

As we both know, LAEL is required to work in this fashion by its agreement with its lending bank, BizCapital, and there has been a delay in even sending the check or checks because BizCapital initially wanted to change the payment procedures, but has now decided to go back to the previous system. This system requires that all invoices be paid by check. So, the US Mil will perhaps get the check to you Wednesday of next week and, because it is an out-of-state bank, there will probably be a 5-day hold on the

proceeds of the check, which could delay you until about 10 days from now, whereas you need the money today to pay current expenses in keeping the RRE employees working productively.
Because of the details, which I believe to be as I described above, I am now willing to make RRE a temporary loan of the $30829.00 which RRE expects to receive from LAEL. HOWEVER it must be understood, and is understood by RRE and Riviera, that RRE absolutely must wire this same amount back to Riviera as soon as the LAEWL check clears. This is because RIVIERA and Winston Salser, will be greatly harmed if this money is not returned within two weeks at the outside; RIVIERA and Salser also have bills to pay and this money is needed to pay those bills. I am delaying payment of those bills for the amount of time it takes for RRE to repay this very short term loan, and this is already causing problems for me.

Please signify your agreement of the terms of this very short term loan, in the amount of $30,829.00, by signing below.

Rubber Research Elastomerics, Inc.	Riviera Investments, Inc.
By: [signature] 8-7-07	By: [signature]
Fred Stark, Jr., CEO	Winston Salser, President